Exhibit 99.1

News Release

Contact:    Paul Gennaro
                    SVP & Chief Communications Officer
                    212.973.3167
                    paul.gennaro@aecom.com

For immediate release
NR 07-0502

AECOM announces pricing of initial public offering of its common stock at $20.00 per share

Company to list shares on New York Stock Exchange under symbol “ACM”

LOS ANGELES (May 9, 2007) — AECOM Technology Corp., a leading global provider of professional technical and management support services for government and commercial clients around the world, announced today the pricing of its initial public offering of 35,150,000 shares of common stock at $20.00 per share (before underwriting discounts and commissions).  The shares will begin trading tomorrow on the New York Stock Exchange under the symbol “ACM” and the offering is expected to close on May 15, 2007.

Morgan Stanley, Merrill Lynch, and UBS Investment Bank acted as joint book running managers for the offering.  Copies of the preliminary prospectus relating to the offering may be obtained from Morgan Stanley’s prospectus department at 1585 Broadway, New York, NY 10036-8200, by telephone at (212) 761-6775, or by e-mailing prospectus@morganstanley.com.  You may also obtain the prospectus on the Securities and Exchange Commission’s website at http://www.sec.gov.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on May 9, 2007.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale of securities would be unlawful prior to their registration and qualification under the securities laws of any such state or jurisdiction.

About AECOM

AECOM is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities and environmental.  With more than 30,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM companies provide a blend of global reach, local knowledge, innovation and technical excellence in delivering solutions that enhance and sustain the world’s built, natural and social environments.  AECOM serves clients in more than 60 countries and has annual revenue of approximately $3.4 billion.  More information on AECOM and its services can be found at www.aecom.com.

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